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                                                                      EXHIBIT 99

                            [ANDRX CORPORATION LOGO]

      Andrx Converts Cybear Group Common Stock to Andrx Group Common Stock


FORT LAUDERDALE, FL, MAY 17, 2002 -- Andrx Corporation today completed its previously announced conversion of the outstanding shares of its Cybear Group common stock (Nasdaq: CYBA) into shares of its Andrx Group common stock (Nasdaq:
ADRX) effective at the close of business today. Accordingly, each outstanding share of Cybear Group common stock was converted into 0.00964 of a share of Andrx Group common stock which, pursuant to Andrx Corporation's Certificate of Incorporation, was based upon the relative market value of the Andrx Group common stock and Cybear Group common stock averaged over the period from February 22, 2002 through March 21, 2002, and includes a 25% premium of the value of the Cybear Group common stock. Andrx Group common stock is now the only outstanding common stock of Andrx Corporation, and continues to trade on The Nasdaq National Market under the ticker symbol ADRX.

No fractional certificates will be issued in connection with the conversion. Stockholders who otherwise would be entitled to receive fractional shares will be paid cash for such fractional shares.

The conversion will be transacted automatically for shareholders holding stock through a brokerage account i.e., in "street name". However, registered holders of Cybear Group common stock will be required to submit their stock certificates representing shares of Cybear Group common stock to Andrx Corporation's transfer agent, American Stock Transfer and Trust Company (AST), in exchange for a new certificate representing shares of Andrx Group common stock. Registered holders of Cybear Group common stock will receive written notice of this requirement and further instructions from AST shortly.

Andrx Corporation is a specialty pharmaceutical company engaged in the formulation and commercialization of oral controlled-release generic and brand pharmaceuticals utilizing its proprietary drug delivery technologies.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "to," "expect," "plan," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative or other variations thereof or comparable terminology is intended to



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identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com

Contact: Gale A. Blackburn, Director of Investor Relations
         Phone:  954-217-4344
         Email:  gblackburn@andrx.com